Exhibit 99.1

MEAD JOHNSON NUTRITION REPORTS
FULL YEAR CONSTANT DOLLAR SALES GROWTH OF 9 PERCENT;
DELIVERS NON-GAAP EPS GROWTH OF 10 PERCENT;
PROVIDES 2014 GUIDANCE

GLENVIEW, Ill., January 31, 2014 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the fourth quarter and year ended December 31, 2013.

•
Fourth quarter 2013 sales of $1,060.7 million increased eight percent from $981.1 million in the prior-year quarter. Sales were up 11 percent on a constant dollar basis. On a constant dollar basis, both the Asia and Latin America segments contributed double-digit sales growth, partially offset by a mid-single digit decline in the North America/Europe segment.

•
GAAP net earnings in the fourth quarter of 2013 were $0.75 per diluted share, compared to $0.66 per diluted share in the prior-year quarter. Sales growth, gross margin improvement and a lower effective tax rate were partially offset by higher pension settlement expense and demand-generation investments.

•	Non-GAAP (1) net earnings were $0.78 per diluted share for the fourth quarter of 2013, compared to $0.72 per diluted share in the prior-year quarter.

•
Full year 2013 sales of $4,200.7 million were up eight percent from $3,901.3 million in the prior year. On a constant dollar basis, sales were up nine percent with double-digit growth in both the Asia and Latin America segments and a low-single digit decline in the North America/Europe segment.

•
GAAP net earnings were $3.19 per diluted share in 2013, compared to $2.95 per diluted share in 2012. Sales growth and improved gross margin were partially offset by higher demand-generation investments, the China administrative penalty and higher pension settlement expense.

•	Non-GAAP net earnings of $3.38 per diluted share for the full year of 2013 were up 10 percent from $3.08 per diluted share in the prior year.

(1) For the definition of Specified Items and a reconciliation of GAAP and non-GAAP results, see “Non-GAAP Financial Measures” on the schedule titled “Supplemental Financial Information,” included in this release.

“We are pleased with our strong 2013 performance as we achieved sales growth at the top end of our guidance range and earnings that exceeded expectations,” said Chief Executive Officer Kasper Jakobsen. “Sales growth was strong in both Asia and Latin America with broad-based market share gains in growing markets. We also saw share gains in Canada and in the U.S. non-WIC (2) business, which partially offset lower category consumption in the U.S. We delivered strong gross margin improvement from higher pricing and productivity. This enabled us to substantially increase our investment in demand creation, while delivering 10 percent growth in earnings per share on a non-GAAP basis.”

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

Fourth Quarter Results
Sales for the fourth quarter of 2013 totaled $1,060.7 million, up eight percent from $981.1 million in the prior-year quarter. Sales benefited six percent from volume and five percent from price, reduced by three percent from foreign exchange. Gross margin for the fourth quarter of 2013 was 63.0 percent, up 190 basis points from the fourth quarter of the prior year. The gross margin improvement was primarily driven by price increases and productivity, which more than offset higher dairy costs. The increase in sales and gross profit was partially offset by record levels of advertising and promotion spend and higher pension settlement expense. Earnings before interest and income taxes (“EBIT”) for the fourth quarter of 2013 totaled $205.2 million compared to $189.7 million in the prior-year quarter.
The company's effective tax rate (“ETR”) was 18.9 percent in the fourth quarter, compared to 23.8 percent a year ago. The low fourth quarter 2013 ETR includes a non-recurring benefit related to the decision to permanently invest certain prior years' foreign earnings and profits abroad.
Net earnings attributable to shareholders totaled $153.2 million, or $0.75 per diluted share, in the fourth quarter of 2013, compared to $134.2 million, or $0.66 per diluted share, in the prior-year quarter.
On a non-GAAP basis, excluding Specified Items, net earnings attributable to shareholders totaled $157.9 million, or $0.78 per diluted share, for the fourth quarter of 2013, compared to $146.7 million, or $0.72 per diluted share, for the same quarter a year ago.

Fourth Quarter Segment Results
In the fourth quarter of 2013, the company expanded the number of reportable segments to three as it separated the Asia/Latin America segment into two reportable segments: Asia and Latin America. The North America/Europe reportable segment remains unchanged.
The Asia segment reported sales of $544.2 million for the fourth quarter of 2013, up 19 percent from $457.4 million in the prior-year quarter. Sales increased 16 percent from volume and four percent from price, reduced by one percent from foreign exchange. Six percent of segment growth in the fourth quarter of 2013 was attributed to China distributors' inventory reductions, which occurred in the prior-year quarter. Volume growth was also driven by share recovery in China, category growth in the segment and a temporary benefit from competitors' supply disruption. EBIT for the Asia segment totaled $182.9 million in the fourth quarter of 2013, up from $134.1 million for the same quarter a year ago. The increase in EBIT was due to higher sales and improved gross margin, partially offset by continued investment in demand generation.
The Latin America segment reported sales of $215.8 million for the fourth quarter of 2013, up five percent from $206.1 million in the same period of the prior year. Sales increased six percent from volume with 10 percent price increases more than offset by an 11 percent foreign exchange decline. Higher inflation that accompanied a strengthening of the U.S. dollar in key markets drove pricing and unfavorable foreign exchange. Volume growth was driven by share gains across most markets and continued category growth. EBIT for the Latin America segment totaled $50.1 million in the fourth quarter of 2013, down from $53.3 million for the same quarter a year ago. Sales growth was more than offset by higher investments in demand generation.
The North America/Europe segment reported sales of $300.7 million for the fourth quarter of 2013, down from $317.6 million in the fourth quarter of 2012. Price contributed three percent, which was more than offset by an eight percent volume decline, due in part to the 2012 exit of certain non-core businesses. The impact was mitigated by share gains in both Canada and the U.S. non-WIC businesses. EBIT for the North America/Europe segment totaled $60.8 million in the fourth quarter of 2013, down from $88.9 million in the fourth quarter a year ago. The EBIT decline was primarily driven by higher investments in demand generation and lower sales, which were partially offset by improvements in gross margin.
Corporate and Other expenses increased primarily due to higher pension settlement expense and legal costs.

Full-Year Results
Sales totaled $4,200.7 million, for the year ended December 31, 2013, up eight percent from $3,901.3 million a year ago. Sales increased five percent from volume and four percent from price, reduced by one percent from foreign exchange. Gross margin improved 160 basis points for the full year of 2013 versus the prior year driven by higher pricing and productivity. EBIT for 2013 totaled $924.6 million, up from $870.0 million in 2012. The EBIT increase was driven by sales growth and improved gross margin, partially offset by record demand-generation spending and higher pension settlement expense.
ETR for 2013 was 25.1 percent versus 23.9 percent a year ago. The increase was primarily attributed to favorable adjustments in 2012 associated with prior years' tax filings and the administrative penalty related to the China antitrust review, which is non-deductible.
Net earnings attributable to shareholders for 2013 totaled $649.5 million, or $3.19 per diluted share, compared to $604.5 million, or $2.95 per diluted share, for 2012.

On a non-GAAP basis, excluding Specified Items, net earnings attributable to shareholders totaled $687.6 million, or $3.38 per diluted share in 2013, up nine percent from $630.1 million, or $3.08 per diluted share in 2012.

Full-Year Segment Results
The Asia segment reported sales of $2,179.3 million for the full year of 2013, up 11 percent from $1,967.0 million in 2012. Sales increased eight percent from volume, two percent from price and one percent from foreign exchange. Volume growth was driven by market share gains and category growth. EBIT for the segment totaled $795.8 million for 2013, compared to $725.3 million in the prior year. The increase in EBIT was due to higher sales and improved gross margin driven by pricing and productivity, partially offset by higher demand-generation investments.
The Latin America segment reported sales of $861.4 million for the full year of 2013, up 14 percent from $752.5 million. Price and volume each contributed 11 percent to sales growth, reduced by eight percent from foreign exchange. Higher inflation that accompanied a strengthening of the U.S. dollar in key markets drove pricing and unfavorable foreign exchange. Volume growth was from continued category growth and share gains across the segment. EBIT for the segment totaled $207.2 million in the full year of 2013, compared to $176.0 million in the prior year. The increase in EBIT was due to higher sales and gross margin improvement partially offset by higher demand-generation investments.
The North America/Europe segment reported sales of $1,160.0 million for the full year of 2013, down from $1,181.8 million in 2012. Price contributed three percent, which was more than offset by a five percent volume decline. The volume decline was driven by the exit of certain non-core businesses in late 2012 and lower category consumption in the United States. These declines were partially offset by share gains, both in Canada and the U.S. non-WIC business. EBIT totaled $248.5 million for the full year of 2013, up from $246.1 million in the prior year. The increase in EBIT was primarily driven by gross margin improvement mainly offset by higher demand-generation investments.
Corporate and Other expenses increased primarily due to the $33.4 million China administrative penalty, higher pension settlement expense and transaction losses related to foreign exchange.

Outlook for 2014
“We anticipate constant dollar sales growth of about seven percent for the full year 2014,” Mr. Jakobsen said. “Margins will be impacted by higher dairy costs and increased foreign exchange volatility. However, we will continue to invest in demand-generating activities at a level consistent with our growth ambitions. We expect full-year non-GAAP EPS to be in the range of $3.50 to $3.62.” The company estimates Specified Items at $0.06 per diluted share. As a result full-year GAAP EPS is expected to be in the range of $3.44 to $3.56.
The company is planning to adopt mark-to-market pension accounting (MTM) during the first quarter of 2014. The non-GAAP and GAAP EPS guidance does not reflect this change in accounting methodology. The periodic MTM adjustment will be reflected as a Specified Item and therefore excluded from the calculation of non-GAAP earnings. As a result, we expect the change in accounting to have a positive impact on 2014 non-GAAP earnings. This will not, however, reflect a change in the underlying business performance.

Conference Call Scheduled
Mead Johnson will host a conference call at 8:30 a.m. CST today, during which company executives will review fourth quarter and full year 2013 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at www.meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the “Investors” tab. Security analysts and investors wishing to participate by telephone should call (877) 415-3179, pass code: Mead Johnson. Callers outside of North America should call +1-857-244-7322 to be connected. A replay of the conference call will be available through midnight CST Friday, February 7, 2014, by calling (888) 286-8010 or outside of North America +1-617-801-6888, pass code: 31000877. The replay will also be available at www.meadjohnson.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
NET SALES	$1,060.7	$981.1	$4,200.7	$3,901.3
Cost of Products Sold	392.0	382.0	1,532.8	1,485.3
GROSS PROFIT	668.7	599.1	2,667.9	2,416.0
Expenses:
Selling, General and Administrative	251.2	235.6	918.0	877.8
Advertising and Promotion	169.2	139.5	645.1	552.8
Research and Development	27.9	27.8	102.4	95.4
Other Expenses – net	15.2	6.5	77.8	20.0
EARNINGS BEFORE INTEREST AND INCOME TAXES	205.2	189.7	924.6	870.0

Interest Expense – net	11.7	16.0	50.6	65.0
EARNINGS BEFORE INCOME TAXES	193.5	173.7	874.0	805.0

Provision for Income Taxes	36.7	41.4	219.1	192.6
NET EARNINGS	156.8	132.3	654.9	612.4
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	3.6	(1.9)	5.4	7.9
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$153.2	$134.2	$649.5	$604.5

Earnings per Share*– Basic
Net Earnings Attributable to Shareholders	$0.76	$0.66	$3.20	$2.96
Earnings per Share*– Diluted
Net Earnings Attributable to Shareholders	$0.75	$0.66	$3.19	$2.95

Weighted-average Shares – Diluted	202.7	203.6	203.1	204.3
Dividends Declared per Share	$0.34	$0.30	$1.36	$1.20

*The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31,
ASSETS	2013	2012
CURRENT ASSETS:
Cash and Cash Equivalents	$1,050.8	$1,042.1
Receivables – net of allowances of $6.5 and $7.6, respectively	384.4	364.6
Inventories	534.8	435.9
Deferred Income Taxes – net of valuation allowance	75.3	86.4
Income Taxes Receivable	15.9	26.0
Prepaid Expenses and Other Assets	56.9	60.0
Total Current Assets	2,118.1	2,015.0
Property, Plant, and Equipment – net	867.5	689.9
Goodwill	196.8	270.6
Other Intangible Assets – net	97.5	129.9
Deferred Income Taxes – net of valuation allowance	37.0	24.5
Other Assets	157.2	128.3
TOTAL	$3,474.1	$3,258.2
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$2.0	$161.0
Accounts Payable	566.8	508.5
Dividends Payable	69.3	61.3
Current Portion of Long-Term Debt	505.6	—
Note Payable	—	26.0
Accrued Expenses	220.0	220.4
Accrued Rebates and Returns	314.9	314.8
Deferred Income – current	46.6	36.1
Income Taxes – payable and deferred	56.1	41.8
Total Current Liabilities	1,781.3	1,369.9
Long-Term Debt	1,009.1	1,523.2
Deferred Income Taxes – noncurrent	15.3	15.9
Pension, Post Retirement and Post Employment Liabilities	161.8	188.8
Other Liabilities	156.4	95.1
Total Liabilities	3,123.9	3,192.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	49.7	36.3

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.8 and 206.0 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(625.3)	(676.6)
Retained Earnings	1,470.4	1,124.8
Treasury Stock – at cost	(351.9)	(244.6)
Accumulated Other Comprehensive Loss	(203.5)	(187.0)
Total Shareholders’ Equity	291.8	18.7
Noncontrolling Interests	8.7	10.3
Total Equity	300.5	29.0
TOTAL	$3,474.1	$3,258.2

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$654.9	$612.4
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	83.1	76.9
Stock-Based Compensation Expense	32.6	32.2
Deferred Income Tax	7.0	17.1
Gain on Sale of Intangible Assets	—	(6.5)
Exchange Loss from Devaluation	2.2	—
Pension and Other Post Retirement Benefit Plan Expense	43.1	27.9
Other	2.8	1.8
Changes in Assets and Liabilities
Receivables	(37.7)	(8.5)
Inventories	(108.2)	109.8
Accounts Payable	56.0	(30.9)
Accrued Expenses, Rebates and Returns	14.8	(6.3)
Income Taxes Payable	27.0	(62.2)
Other Assets and Liabilities	48.4	(42.7)
Pension and Other Post Retirement Benefits Contributions	(19.4)	(28.3)
Net Cash Provided by Operating Activities	806.6	692.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(240.4)	(124.4)
Proceeds from Sale of Property, Plant and Equipment	2.6	1.5
Proceeds from Sale of Intangible Assets	—	6.5
Investment in Other Companies	(2.7)	(6.3)
Payment for Acquisition	—	(106.1)
Net Cash Used in Investing Activities	(240.5)	(228.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	6.9	391.2
Repayments of Short-term Borrowings	(165.4)	(230.2)
Repayments of Notes Payable	(27.6)	(52.6)
Payments of Dividends	(267.7)	(236.7)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	23.6	23.3
Purchases of Treasury Stock	(106.0)	(154.9)
Distributions to Noncontrolling Interests	(9.5)	(7.6)
Net Cash Used in Financing Activities	(545.7)	(267.5)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(11.7)	5.4
NET INCREASE IN CASH AND CASH EQUIVALENTS	8.7	201.8
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,042.1	840.3
End of Period	$1,050.8	$1,042.1

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

MJN operates in four geographic operating segments: Asia, Europe, Latin America and North America. In the fourth quarter of 2013, the Company revised its reportable segments. Previously the Company had two reportable segments: Asia/Latin America and North America/Europe. In the fourth quarter of 2013, the Company expanded the number of reportable segments to three as it separated the Asia/Latin America segment into two reportable segments: Asia and Latin America. The North America/Europe reportable segment remains unchanged. Prior year comparative information has been recast to conform to the current reportable segment presentation.

	Three Months Ended December 31,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$544.2	51%	$457.4	47%	19%	20%	16%	4%	(1)%
Latin America	215.8	20%	206.1	21%	5%	16%	6%	10%	(11)%
North America/Europe	300.7	29%	317.6	32%	(5)%	(5)%	(8)%	3%	—%
Net Sales	$1,060.7	100%	$981.1	100%	8%	11%	6%	5%	(3)%

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia	$182.9	34%	$134.1	29%	36%
Latin America	50.1	23%	53.3	26%	(6)%
North America/Europe	60.8	20%	88.9	28%	(32)%
Corporate and Other	(88.6)		(86.6)		(2)%
EBIT	$205.2	19%	$189.7	19%	8%

	Years Ended December 31,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume		Price/Mix	Foreign Exchange
Asia	$2,179.3	52%	$1,967.0	51%	11%	10%	8%		2%	1%
Latin America	861.4	20%	752.5	19%	14%	22%	11%	(a)	11%	(8)%
North America/Europe	1,160.0	28%	1,181.8	30%	(2)%	(2)%	(5)%		3%	—%
Net Sales	$4,200.7	100%	$3,901.3	100%	8%	9%	5%		4%	(1)%

(a) Argentine acquisition represented 2% of Latin America net sales increase. The impact of the acquisition was not material to sales growth for total MJN.

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia	$795.8	37%	$725.3	37%	10%
Latin America	207.2	24%	176.0	23%	18%
North America/Europe	248.5	21%	246.1	21%	1%
Corporate and Other	(326.9)		(277.4)		(18)%
EBIT	$924.6	22%	$870.0	22%	6%

Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. Specified Items, listed in the table below, are items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company's underlying operating results and intended to enhance an investor's overall understanding of the company's financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$205.2	$189.7	$153.2	$134.2	$0.75	$0.66
Specified Items: (1)
IT and other separation costs (2)	—	7.9
Gain on sale of certain non-core intangible assets (3)	—	(1.0)
Severance and other costs (3)	0.5	11.5
Legal, settlements and related costs (2,3)	7.9	(0.3)
Specified Items	8.4	18.1	8.4	18.1	0.04	0.09
Income tax impact on items above			(3.6)	(5.6)	(0.01)	(0.03)
Specified Items attributable to noncontrolling interest			(0.1)	—	$—	$—
Non-GAAP Results	$213.6	$207.8	$157.9	$146.7	$0.78	$0.72

	Years Ended December 31,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$924.6	$870.0	$649.5	$604.5	$3.19	$2.95
Specified Items: (1)
IT and other separation costs (2)	—	19.9
Gain on sale of certain non-core intangible assets (3)	—	(6.5)
Severance and other costs (3)	2.6	21.1
Administrative penalty (China) (3)	33.4	—
Legal, settlements and related costs (2,3)	9.2	2.8
Specified Items before income taxes	45.2	37.3	45.2	37.3	0.22	0.18
Income tax impact on items above			(3.3)	(11.7)	(0.01)	(0.05)
Specified Items attributable to noncontrolling interest			(3.8)	—	(0.02)	—
Non-GAAP Results	$969.8	$907.3	$687.6	$630.1	$3.38	$3.08

(1) All Specified Items are included in the Corporate and Other segment
(2) Included in Selling, General and Administrative expenses
(3) Included in Other Expenses-net

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Contacts:
Investors:     Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media:    Christopher Perille, (847) 832-2178, chris.perille@mjn.com